Exhibit 99.1

  PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC. NAMES STEPHEN VAN TASSEL AS HEAD OF POST FOODS

St. Louis, MO, October 8, 2008. . ..Ralcorp Holdings, Inc. (NYSE:RAH) announced today the appointment of Stephen Van Tassel as Corporate Vice President and President of the recently acquired Post Foods business.

Mr. Van Tassel joined the Company on August 4, 2008 in connection with the acquisition of Post Foods from Kraft Foods Inc. (“Kraft”).  He will be responsible for managing and growing Post Foods and will report to David P. Skarie, Co-Chief Executive Officer and President of Ralcorp.  Mr. Skarie commented on the hiring of Mr. Van Tassel: “We are excited Ralcorp continues to attract exceptional talent to its leadership team.  I am confident that Steve’s demonstrated leadership and experience will be a major contribution to the future growth of our business, and we look forward to working with him as we pursue new and exciting initiatives with Post Foods.”

Mr. Van Tassel joins Ralcorp after spending the last ten years with Kraft.  He most recently served as Vice President, Marketing, North America Post Cereal Category.  Prior to that, Mr. Van Tassel was Vice President, Global Biscuits Category, and Vice President, Latin America Snacks.  Mr. Van Tassel started his career in marketing with General Mills, Inc. in 1979 upon graduating from Dartmouth College, Amos Tuck School of Business, with an MBA.  In 1988 he moved to Conagra Foods, Inc. where he held senior management positions in the frozen foods division.  Mr. Van Tassel also worked at American Home Products Corporation as a Senior Vice President, Marketing, and International Home Foods, Inc. as Senior Vice President and General Manager, Snacks Division, before moving to Kraft in 1998.

Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.  In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.